Exhibit 10.5.4
Supplemental Agreement to the Subscription Agreement
THIS SUPPLEMENTAL AGREEMENT TO THE SUBSCRIPTION AGREEMENT is made in Beijing, the People’s Republic of China (the PRC), on Feb 9, 2009
Among
Redgate Media Inc. (“Company”), a company incorporated under the laws of Cayman Islands with its registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands, British West Indies;
and
Redgate Media AD Co., Ltd (“PRC Redgate”), a company incorporated under the laws of the PRC with its registered office at B1807, Jianwai SOHO, 39 East 3rd-Ring Road, Chaoyang, Beijing, China;
and
Lu Xiaoyi (“Subscriber”), citizen of the PRC, whose PRC passport number is G10765870
The Company, PRC Redgate and the Subscriber are collectively referred to as the “Parties” and individually as a “Party”.
Whereas:
(a)	The Company”), the PRC Redgate and the Subscribe had executed a Subscription Agreement relating to subscription of some of the share capital of the Company on 8th October, 2007 (“Subscription Agreement”);

(b)	Section 2.2 (Determination of Consideration)of the Subscription Agreement provides that:
(i) if the IPO occurs on or before 31 December 2008 then the Subscriber shall be entitled to the following number of Tranche A Shares:

X	=	A x C x 40% x D

B
Where:
X = the number of the Tranche A Shares
A = the audited net profit of Meiyixinfeng for the year ended 31st December 2007 calculated in accordance with US GAAP. (“Meiyixinfeng 2007 Net Profit”),

B = the average of the closing price per Share for the ten (10) trading days after the announcement of Listco’s audited accounts for the financial year ended 31st December 2008.
C = the average of the daily forward price earnings ratio (P/E) of the Company as shown on the official website of the stock exchange on which the IPO occurs for the ten trading days immediately following the IPO .
D = 80%
(ii) if the IPO does not occur on or before 31 December 2008 and the Meiyixinfeng 2007 Net Profit is more than zero then the Subscriber shall receive the Tranche A Cash Payment as follows:
7 x A x 40%
Where:
A = the Meiyixinfeng 2007 Net Profit
or, if the Meiyixinfeng 2007 Net Profit is zero or less than zero then the Subscriber shall receive 8000 USD as the Tranche A Cash Payment:
(iii) if the IPO occurs on or before 31 December 2008 then the Subscriber shall be entitled to the following number of Tranche B Shares:

X	=	A x C x 60% x D

B
Where:
X = the number of the Tranche B Shares
A = the net profit of Meiyixinfeng for the year end 31st December 2008 calculated in accordance with US GAAP (“Meiyixinfeng 2008 Net Profit”),
B = the average of the closing price per share of the Company for the ten trading days after the adoption of the Meiyixinfeng audited accounts for the financial year ended 31st December 2008 .
C = the average of the daily forward price earnings ratio (P/E) of the Company for the ten trading days after the adoption of the Meiyixinfeng audited accounts for the financial year ended 31st December 2008 as shown on the official website of the stock exchange on which the IPO occurs.
D = 80%

(iv) if the IPO does not occur on or before 31 December 2008 and the Meiyixinfeng 2008 Net Profit is more than zero then the Subscriber shall receive the Tranche B Cash Payment calculated as
= 7 x A x 60%
Where:
A = the Meiyixinfeng 2008 Net Profit
or, if the Meiyixinfeng 2008 Net Profit is zero or less than zero then the Subscriber shall receive 12000 USD as the Tranche B Cash Payment:
(c)	Section 2.4 (Conditions to the Tranche A Completion) and Section 2.5 (Conditions to the Tranche B Completion)of the Subscription Agreement respectively provide the conditions to the Tranche A Completion and Tranche B Completion of the subscriber’s subscription of some of the share capital of the Company.

(d)	Substantial changes have been made in the transaction and the Parties now agree upon to amend the Section 2.2, Section 2.4 and Section 2.5 of the Subscription Agreement.
In consideration of the terms and conditions and the mutual covenant and other good considerations the receipt of which are hereby confirmed, the parties hereto agree and confirm as follows:
(1)	Given the background as contemplated in the recital, the parties hereto agree to amend the Section 2.2 of the Subscription Agreement as follows:
Payment for 2007 earning:
The Subscriber shall be entitled to the following number of cash payment:
A x 7 x 32.5%
Where:
A = the audited net profit of Meiyixinfeng for the year ended 31st December 2007 calculated in accordance with US GAAP. (“Meiyixinfeng 2007 Net Profit”).

Payment for 2008 earning:
The Subscriber shall be entitled to the following amount of payment:
Cash:
(B x 7 x 60% x 97.5%) – (A x 7 x 32.5% x 2.5%)
Share:
(A x 7 x 32.5% x 2.5% + B x 7 x 60% x 2.5%)/C
Where:
B = the net profit of Meiyixinfeng for the year end 31st December 2008 calculated in accordance with US GAAP (“Meiyixinfeng 2008 Net Profit”).
C = Price of Redgate Media share USD 400/share
Payment for 2009 earning:
The Subscriber shall be entitled to the following amount of cash payment:
D x 7 x 7.5%
Where:
D = the net profit of Meiyixinfeng for the year end 31st December 2009 calculated in accordance with US GAAP (“Meiyixinfeng 2009 Net Profit”).
Payment for year 2007 earning should be made in [10 ] business days after 2007 net earning number is confirmed by auditor and condition precedents completed or exempt by the Company and PRC Redgate in accordance to the Subscription Agreement. Such payment shall be made by no later than March 31, 2009.
Payment would be made in US Dollar and exchange rate for 2007 payment would be 1 USD = 7.2 RMB.
Payment for lesser of cash balance or retained earnings at Acquisition date will made in USD and mid point exchange rate on Jan 23, 2009 (1USD = 6.838RMB) should be used for payment.
Payment for year 2008 and year 2009 earning should be made in 15 days after annual audited reported is issued or announced and condition precedents completed or exempt by the Company and PRC Redgate in accordance to the Subscription Agreement.
Payment would be made in US Dollar and exchange rate for year 2008 and 2009 will be based Bank of China mid point exchange rate on 15 July 2009 & 2010 respectively.

Both Parties should use their best efforts to make sure Breeze’s business integrating into Redgate smoothly and can continue operating as the way it was for 2007 and 2008 without material interruption when the 2009 payment is made to the subscriber.
(2)	The parties hereto agree to add one more condition, as follows, into the conditions provided by Section 2.4 and Section 2.5 of the Subscription Agreement, and the added condition shall respectively be Section 2.4.(i) and Section 2.5.(g) of the Subscription Agreement:
“As reasonably judged by the Company, the Subscriber has and has caused Meiyixinfeng to compile Meiyixinfeng’s accounting book and financial report based on US GAAP; the Subscriber has reported to the Company any information requested by the Company; the Subscriber has engaged, at its costs and expenses, one of big four international accountant firms designated by the Company for annual audit.
As reasonably judged by the Company, the Subscriber has used all reasonable endeavors to assist Listco in its application for an IPO, including providing all information relating to Meiyixinfeng or himself that is necessary for the inclusion in the prospectus of Listco for the purpose of the IPO or as may be required to be provided to the relevant stock exchange and governmental agency or authority, signing and executing all necessary undertakings and documents and amending any terms and conditions of this Agreement, as may be required by the applicable rules and regulations or the relevant stock exchange and governmental agency or authority, or as may be required by the sponsors or underwriters of the IPO. Moreover, as reasonably judged by the Company, the Subscriber has used all reasonable endeavors to take all necessary actions to establish financial reporting system, internal control system in Meiyixinfeng, or to do any other things as required for Meiyixinfeng’s being a subsidiary of a listed company.”
(3)	The parties hereto agree to add one more section, as follows, into Article 11 of the Subscription Agreement, and the added section shall be Section 11.10 of the Subscription Agreement:
“The Subscriber shall be responsible for all the taxation related to or arising from the consideration, in whatever forms, provided in the Subscription Agreement.”
(4)	Except for the amendment of Section 2.2, Section 2.4 and Section 2.5 of the Subscription Agreement stipulated herein, the other sections and articles under the Subscription Agreement are still binding upon the Parties pursuant to the terms and stipulations of the Subscription Agreement.

(5)	This Supplemental Agreement amends Article 2, Section 2.4 (a) . The words “before 31st December 2007” shall be replaced with the words “before 31st December 2008”

(6)	This Supplemental Agreement adds the following item within Article 2, Section 2.2:

“(iii) In addition to the considerations set forth in (i) and (ii), the subscriber is entitled to the lesser of (1) the balance of retained earnings account or (2) the cash balance, as of Oct. 30th, 2007.”
All capitalized terms used herein and defined or construed in the Subscription Agreement shall have the same meanings as so defined or construed unless otherwise defined herein.
IN WITNESS WHEREOF, this Supplemental Agreement to the Subscription Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.
Redgate Media Inc.

By	/s/ Peter Bush Brack
	Name:	Brack, Peter Bush
	Title:	Chairman & CEO

Redgate Media AD Co., Ltd.
By	/s/ Zhu Ying
	Name:	Zhu Ying
	Title:	Board Chairman

Lu Xiaoyi
By	/s/ Lu Xiaoyi